UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2012

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Tenth Amendment to Eight Restated Credit Facility

On November 1, 2012, Chaparral Energy, Inc. (the “Company”) entered into a Tenth Amendment to its Eighth Restated Credit Agreement (the “Credit Agreement”). Capitalized terms not otherwise defined herein have the meanings as set forth in the Credit Agreement. The Tenth Amendment made the certain changes to the Credit Agreement as more specifically described therein, including the following changes:

•	The Borrowing Base of the Credit Agreement was increased from $375.0 million to $500.0 million;

•	The Aggregate Maximum Credit Amounts was increased from $450 million to $750 million and the maximum Aggregate Maximum Credit Amount (after giving effect to any exercise of the accordion option on the terms and conditions set forth in the Credit Agreement) was increased to $850,000,000;

•	The Maturity Date of the Credit Agreement was extended to November 1, 2017;

•	The applicable margin added to the Adjusted LIBO Rate for the purposes of determining the interest rate on Eurodollar loans was reduced to a margin ranging from 1.50% to 2.50% depending on the utilization percentage of the conforming borrowing base;

•	The applicable margin added to the Adjusted LIBO Rate for the purposes of determining the interest rate on ABR loans was reduced to a margin ranging from 0.50% to 1.50% depending on the utilization percentage of the conforming borrowing base;

•	The covenants in the Credit Agreement with respect to the Company’s debt were amended to permit the existence of all of the Company’s bond debt existing on May 2, 2012;

•	The Company was authorized to issue up to $150 million of Additional Permitted Debt under the Credit Agreement without triggering an automatic borrowing base redetermination so long as the Additional Permitted Debt was issued between November 1, 2012 and May 1, 2013.

Purchase Agreement

On November 2, 2012, the Company and certain of its subsidiaries entered into a Purchase Agreement with Wells Fargo Securities, LLC, as representative of the several Initial Purchasers named therein (the “Initial Purchasers”), to sell to the Initial Purchasers $150.0 million aggregate principal amount of its 7.625% senior notes due 2022 (the “Notes”). The Notes are being offering as additional notes under the Indenture dated May 2, 2012 pursuant to which the Company previously issued $400.0 million aggregate principal amount of its 7.625% senior notes due 2022. The Company intends to use the net proceeds from the offering of the Notes to repay $145.0 million of existing indebtedness under the Credit Agreement and for general corporate purposes. The Notes were issued as Additional Permitted Debt under the Credit Agreement. The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Company and certain of its subsidiaries, on the one hand, and the Initial Purchasers, on the other hand, have agreed to indemnify each other against certain liabilities.

The descriptions of the provisions of the agreements set forth above are qualified in their entirety by reference to the full and complete terms of such agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 2, 2012	CHAPARRAL ENERGY, INC.

	By:	/s/ Joseph O. Evans
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President